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                                                                      Exhibit 11

                            TRANSCEND SERVICES, INC.
            Computation of Earnings (Loss) Per Share of Common Stock
        For the Three and Six Month Periods Ended June 30, 1994 and 1995

                                  (Unaudited)



                                                             Three Months Ended          Six Months Ended
                                                                 June 30,                    June 30,
                                                          ---------------------------------------------------
                                                            1994          1995           1994        1995
Net Income (Loss)                                         ($171,000)  ($1,393,000)    ($367,000)  ($2,500,000)
                                                          ========================    ========================
Average Shares Outstanding                                9,733,000    17,605,000     9,733,000    17,605,000

Common stock equivalents assuming
     exercise of stock options                               -             -              -            -

Net income (loss) per common share and
     common share equivalent                                 ($0.02)       ($0.08)       ($0.04)       ($0.14)
                                                          ========================    ========================